Contact: Jessica Windell BAM Communications C: 661-733-0815 Jessica@bamcommunications.biz

FOR IMMEDIATE RELEASE

Fresh Healthy Vending International, Inc. Continues Rollout of Brand Abroad with Establishment of International Broker Relationships

World Franchise Associates and Global Franchise Partners will act as brokers to secure master franchise deals in countries around the world

San Diego, Calif. – (January 21, 2014) –Fresh Healthy Vending International, Inc. (OTC Markets: VEND), a leading healthy vending franchisor in the U.S., announces the launch of its international franchise effort to build its brand through master franchisors located in countries throughout the world. World Franchise Associates (WFA) and Global Franchise Partners (GFP) have partnered with Fresh Healthy Vending to seek out potential master franchise deals and replicate the franchise model currently operating in the United States.

In 2013, Fresh Healthy Vending initiated a program to identify and contract with master franchisors / joint venture partners to develop the company’s franchise network outside of North America.

“We’ve proven a successful franchise model in the U.S., having pioneered the concept here, and are ready to share our successes in the healthy vending industry by expanding into other forward-thinking countries,” said Nick Yates, VP of corporate operations for Fresh Healthy Vending. “With worldwide obesity nearly doubling since 1980 and more than 40 million children around the world under the age of five now overweight, we feel our concept can be a success just about anywhere. The statistics  are staggering, as more than 2.8 million adults die each year as a result of being overweight or obese-the fifth leading risk for global death.”

At the October 2013 World Franchise Conference in Dubai, Fresh Healthy Vending, led by Yates, was among more than 40 other emerging international companies presenting their brands and franchise opportunities to more than 250 investors and delegates from the Middle East and North Africa (MENA) markets. In addition to the presentation, Yates met with company owners, CEOs and entrepreneurs from already established franchises the Gulf Region.

“We are delighted to have been approached by Fresh Healthy Vending to take its brand and franchise model to new, untapped territories and are initiating the process of vetting potential master franchisors hoping to develop the healthy vending brand in their respective countries,” said Martin Hancock, North American COO of WFA. “We have already received a good amount of interest for Fresh Healthy Vending in the Middle East and think that the concept will do very well throughout the region.”

Representing Fresh Healthy Vending, Hancock, of WFA, will assist the company in recruiting master franchisors / joint venture partners in the U.K. and GCC countries, while David Newport, of GFP, will focus on all other countries outside the U.K. and GCC countries.

“When introduced to Fresh Healthy Vending, we instantly loved the concept and think it is something that many developed nations in the world are crying out for, particularly with recent figures showing obesity nearly at epidemic levels. Here in New Zealand, alone, one in three people are considered obese,” said Newport. “We look forward to a very ‘healthy’ and mutually beneficial relationship with Fresh Healthy Vending, their franchise partners, and staff. Very exciting times are ahead.”

Rather than securing royalties, Fresh Healthy Vending will treat the respective master franchisor as a partner in a joint venture, maintaining ownership of at least 25% of each office.

For more information on Fresh Healthy Vending, the Franchise Program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com  or call toll free 888-902-7558.

About Fresh Healthy Vending

Fresh Healthy Vending, based in San Diego, California, is North America’s leading healthy vending franchisor. Fresh Healthy Vending pioneered the concept of vending machines stocked with tried-and-tested fresh, healthy snack options and capitalizes on a growing market of health conscious consumers. The company has appointed more than 205 franchisees throughout the United States, Canada, Puerto Rico and the Bahamas and is looking to partner with like-minded entrepreneurs who share its vision.

The company offers three different machines: The Healthy Vending Combo snack and drink machine, Healthy Vending Café that brews gourmet hot beverages in less than 40 seconds and the brand new Healthy Vending Touch-the only 46” 3D interactive touch screen vending machine.

The company has more than 2,300 machines installed in schools, universities, hospitals, community centers, military bases, airports, fitness facilities, YMCAs, libraries and many other types of locations.

Fresh Healthy Vending believes that it is currently the only vending company providing a comprehensive integrated business model that:

  Has an integrative focus on securing qualified locations for vending machine placement on behalf of franchisees
  Has an in-house products department which creates specialized menus specific to each location
  Has a corporate owned machine division that serves as a “test-kitchen” to provide an independent revenue stream
  Provides franchisees with best practices obtained and enhanced by experience of directly operating machines and managing routes
  Delivers a one of a kind franchise coaching program to assist franchisees with developing their healthy vending business using the company’s Steps to Success Program

Fresh Healthy Vending’s stock is traded through the OTC Markets, Symbol: VEND.

For more information on Fresh Healthy Vending, the Franchise Program, or to receive a free healthy vending machine in your school or business, visit www.freshvending.com  or call toll free 888-902-7558.

Cautionary note on forward-looking statements

Except for historical information contained in this release, statements in this release may constitute forward-looking statements regarding assumptions, projections, expectations, targets, intentions or beliefs about future events that are based on management's belief, as well as assumptions made by, and information currently available to, management. While the Company believes that expectations are based upon reasonable assumptions, there can be no assurances that goals, results and strategy will be realized. Numerous factors, including risks and uncertainties, may affect actual results and may cause results to differ materially from those expressed in forward-looking statements made by the Company or on its behalf. In addition to statements which explicitly describe risks and uncertainties, readers are urged to consider statements labeled with such terms as "believes," "belief," "expects," "intends," "feels, “anticipates," or "plans" to be uncertain and forward-looking. More detailed information on these and additional factors that could affect Fresh Healthy Vending's actual results are described in Fresh Healthy Vending's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the fiscal year ended June 30, 2013 and those referenced in its Form 10-Q filed for the quarterly period ended September 30, 2013. All forward-looking statements in this news release speak only as of the date of this news release and are based on Fresh Healthy Vending's current beliefs and expectations. Fresh Healthy Vending undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

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